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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
   12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
   REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 1-14836
                                                                       -------

                                     ALSTOM
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             (Exact name of registrant as specified in its charter)

            3, avenue André Malraux, 92300 Levallois-Perret, France
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Ordinary Shares, nominal value €0.35 per share
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            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please  place  an X in the  box(es)  to  designate  the  appropriate  rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  | |            Rule 12h-3(b)(1)(i)  | |
          Rule 12g-4(a)(1)(ii) | |            Rule 12h-3(b)(1)(ii) | |
          Rule 12g-4(a)(2)(i)  |X|            Rule 12h-3(b)(2)(i)  |X|
          Rule 12g-4(a)(2)(ii) | |            Rule 12h-3(b)(2)(ii) | |
                                              Rule 15d-6           | |

      Approximate number of holders of record as of the certification or notice date:  275

      Pursuant to the requirements of the Securities Exchange Act of 1934 ALSTOM has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 14, 2005                    By: /s/ Patrick Kron
      -----------------------              -----------------------
                                           Name:  Patrick Kron
                                           Title: Chairman and
                                                  Chief Executive Officer

      Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the
General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

        Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number